Exhibit 10.3
AMENDED & RESTATED

EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of June 9, 2008 between The Orchard Enterprises, Inc., a Delaware corporation (“The Orchard”), and Nathan Fong, a resident of 208 Melbourne Road, Great Neck, New York 11021 (the “Executive”), and amends and restates the prior Employment Agreement between the parties dated as of February 20, 2008 (the “Effective Date”). Recitals
     A. The Orchard desires to continue to employ the Executive in the position of Chief Financial Officer for The Orchard.
     B. The Executive desires to be employed by The Orchard as its Chief Financial Officer.
     C. The Orchard and the Executive desire to amend and restate the terms of the prior employment agreement to allow for Executive’s 2008 incentive bonus to be payable as determined under The Orchard’s management incentive bonus plan.
Agreement
     In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:
     1. Position and Duties. During the term of this Agreement, The Orchard will employ Executive, and Executive will serve The Orchard as its Chief Financial Officer, or such other position as assigned by the CEO. As such, Executive shall have such responsibilities, duties and authority as reasonably accorded to and expected of this position. Subject to the terms of Sections 7.5 and 8.4 hereof, additional or different duties, titles or positions may from time to time be assigned to or taken from Executive by the CEO of The Orchard. Executive will report directly to the CEO. The Orchard will not materially change Executive’s role as a critical executive in the finance function as relates to activities including but not limited to managing finance function staff; managing quarterly, annual and other relevant financial reporting to the SEC; overseeing pro forma financial projections; and the like; although it is understood that The Orchard may assign and re-assign different roles to its financial executives including Executive, as well as vary titles, specific duties, reporting lines, and the like.
     2. Performance of Duties. Executive will be based at and perform his duties under this Agreement primarily at the New York, NY offices of The Orchard. Executive hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound. Executive hereby further represents and warrants that he has provided The Orchard with copies of any employment, confidentiality, non-competition or non-solicitation agreements currently binding upon him.
     3. Exclusive Service. Executive shall devote his full time and efforts (from a business perspective) exclusively to this employment and apply all his skills, effort and experience to the performance of his duties and advancing The Orchard’s interests. Executive shall not be engaged in any other business activity pursued for salary, fees, profit, gain or other pecuniary advantage if such activity interferes with Executive’s duties and responsibilities hereunder. Executive will not engage in any professional consulting activity nor serve on any corporate boards except with the prior written approval of The Orchard’s CEO, and Executive will otherwise refrain from engaging in any activities inconsistent or in conflict with the performance of his duties hereunder. However, the foregoing limitations shall not be construed as prohibiting Executive from making personal investments in a passive form or manner that will not require his services in the operation or affairs of the companies or enterprises in which such investments are made or from engaging in charitable, civic or community activities that do not interfere with his duties to The Orchard.
     4. Compliance with Policies. The Orchard has established policies, procedures and practices, and Executive will comply with and be bound by all such policies, procedures and practices from time to time in effect during Executive’s employment to the extent The Orchard has informed Executive thereof. Executive will be employed in a position of leadership within The Orchard and will be expected to faithfully adhere to, execute and fulfill all corporate policies established by The Orchard, now and in the future, in addition to establishing systems for monitoring compliance with such policies by other officers, employees and directors, particularly The Orchard’s Code of Business Conduct.
     5. Confidential or Proprietary Information and Inventions.
               5.1 Company Information. Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence and not to use, except for the benefit of The Orchard, or to disclose to any person, firm or corporation (except within the scope of his employment) without written authorization of the CEO of The Orchard, any Confidential Information of The Orchard. Executive understands that “Confidential Information” means any The Orchard financial or operating information, contents of music libraries, data bases, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products and processes, services, customer lists, channel partner lists, target acquisition lists and customers, channel partners and target acquisitions (including, but not limited to, customers, channel partners and target acquisitions of The Orchard on whom Executive called or with whom Executive became acquainted during the term of his employment), market data, software, inventions, music processing techniques, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial reports or other business information disclosed to Executive by The Orchard or prepared by Executive during his employment by The Orchard, either directly or indirectly, in writing, orally, by drawings, or by observation of documents, technology or equipment. The Orchard and Executive acknowledge that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved.
               5.2 Third Party Information. Executive recognizes that The Orchard has received and in the future will receive from third parties (including, but not limited to, vendors, customers, channel partners and acquisition targets) their confidential or proprietary information subject to a duty on The Orchard part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for DMGI consistent with The Orchard agreement with such third party.
               5.3 No Prior Inventions. Executive represents that, as of the Effective Date of this Agreement, other than musical composition and sound recording copyrights, he has no inventions, original works of authorship, developments, improvements or trade secrets which were made by him prior to his employment with The Orchard, which relate to The Orchard’s business, operations, digitization processes, music library or research and development.
               5.4 Future Inventions. The Orchard shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort) to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in the whole or in part, by Executive during the term of his employment with The Orchard to and only to the fullest extent allowed by applicable law; provided, however, the foregoing shall only apply to any of the foregoing that are directly related to the business of The Orchard (collectively referred to herein as “ Inventions ”). Executive agrees that he will promptly make full written disclosure to The Orchard, will hold in trust for the sole right and benefit of The Orchard, and hereby assign to The Orchard or its designee, all his right, title, and interest in and to any and all Inventions. To the extent allowed by law, this section includes all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like. To the extent Executive retains any such moral rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such moral rights by or authorized by The Orchard and agrees not to assert any moral rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by The Orchard.
               5.5 Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with The Orchard. The records will be in the form of notes, sketches, drawings and any other format that may be specified by The Orchard. The records will be available to and remain the sole property of The Orchard at all times.
               5.6 Patent and Copyright Registrations. Executive agrees to assist The Orchard, or its designee, at The Orchard’s expense, in every proper way to secure The Orchard’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to The Orchard of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which The Orchard shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign and convey to The Orchard, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Executive is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to The Orchard as above, then Executive hereby irrevocably designates and appoints The Orchard and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the processing and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.
     6. Compensation and Benefits.
               6.1 Base Salary. Beginning on the Effective Date, The Orchard shall pay Executive a base salary of two hundred and twenty five thousand dollars ($225,000) per year, adjusted as provided herein (the “Base Salary”), payable as earned in accordance with The Orchard’s customary payroll practice. On at least an annual basis, the Compensation Committee of the Board of Directors will review Executive’s performance and consider an increase to the then current Base Salary as it deems warranted by individual and corporate performance, market conditions and other factors. No reductions will be made to Executive’s Base Salary unless it is part of a company-wide expense reduction plan authorized by the Board of Directors of The Orchard, applying ratably to the base salaries of all senior executives and to the fees earned by Directors; provided, however, that in no event may Executive’s Base Salary be reduced by more than fifteen percent (15%) at any one time or in the aggregate over any twenty-four (24) month period without his consent.
               6.2 Additional Benefits. Executive will be eligible to participate in The Orchard’s employee benefit plans of general application to The Orchard’s senior executives in effect from time to time, as amended, including without limitation, those plans covering pension and profit sharing, executive perquisites, stock purchases, and, beginning as of March 1, 2008, those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Once Executive is eligible for health and dental insurance coverage hereunder, Executive’s spouse and dependents shall also be eligible for such coverage in accordance with the terms of The Orchard’s policies and plans and the contracts with third party providers. In addition, beginning on the Effective Date, Executive will receive such other benefits, including holidays and sick leave, as The Orchard generally provides to its senior executives.
               6.3 Incentive Bonus Plan. For 2008 and all subsequent years during the Term, subject to the terms of The Orchard’s management incentive bonus plan, as amended from time to time (the “Bonus Plan”), Executive will be eligible to earn cash bonuses on an annual basis, payable as determined under the Bonus Plan, but not until such time as the Compensation Committee of the Board of Directors of The Orchard determines the targets, milestones, performance objectives and measurement criteria to be met each fiscal year and approves the payment of specific cash bonuses after the end of each fiscal year based upon the objective calculations and discretionary judgments as called for in the Bonus Plan. For 2008, Executive’s target bonus under and subject to the Bonus Plan will be $75,000. Any such 2008 discretionary bonus, if earned, will be payable within two and one half (2 1/2) months following the year in which it vests or is no longer subject to a substantial risk of forfeiture.
               6.4 Expenses. Executive shall prepare and submit timely expense reports and The Orchard will reimburse Executive for all reasonable and necessary travel and other expenses incurred by Executive in connection with The Orchard’s business, provided that such expenses are in accordance with The Orchard’s applicable expense reporting and reimbursement policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.
               6.5 Vacation. Executive will be entitled to paid vacation as set forth in The Orchard’s policies and/or employee manual (as they may be applicable to The Orchard’s executive officers and key employees), as approved by the Board of Directors.
               6.6 Equity Incentive Awards. On the Effective Date, Executive will receive options to purchase 33,333 shares of The Orchard’s Common Stock (“Common Stock”) and 33,333 restricted shares of Common Stock, with such options and shares being granted and awarded pursuant to and under the terms and conditions of The Orchard’s Amended and Restated 2005 Stock Plan (the “Stock Plan”). Such stock options and shares of restricted Common Stock shall vest 33.3% after the first twelve months and then quarterly in eight (8 equal installments of 8.33%) such that they will be fully vested thirty six (36) months from the Effective Date; except that in the event of a Termination Without Cause under Section 7.4 below or Termination for Good Reason under Section 7.5 below, the vesting of the foregoing stock options and shares of restricted Common Stock shall be accelerated by six (6) months. The stock options will expire on the seventh anniversary of the Effective Date.
     7. Term and Termination. This Agreement will commence on the Effective Date and will continue until the earlier of three (3) years after the Effective Date or when terminated pursuant to any one of the following:
               7.1 Death. The death of Executive shall immediately terminate this Agreement.
               7.2 Disability. If, as a result of Disability, as determined by The Orchard, Executive shall have been absent from his full-time duties hereunder or unable to materially fulfill his full-time duties (as determined by The Orchard) hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur on or after the end of such three (3) month period), The Orchard may terminate Executive’s employment hereunder provided Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may initiate termination of his employment under this Section 7.2 if as a result of Disability his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health, provided that Executive shall have furnished The Orchard with a written statement from a qualified doctor to such effect and provided, further, that, at The Orchard’s request made within ten (10) days from the date of receipt of such written statement, Executive shall submit on a timely basis to an examination by a qualified doctor selected by The Orchard who is acceptable to Executive or Executive’s doctor (such acceptability will not be unreasonably withheld) and such doctor shall have concurred with the conclusion of Executive’s doctor. For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In order to receive Disability benefits, Executive must cooperate with The Orchard in making such Disability determination, including providing such medical evidence as may reasonably be requested by The Orchard or submission to a medical examination(s) by a qualified doctor(s) selected by The Orchard. Executive must comply with any such requests within ten (10) days.
               7.3 For Cause. The Orchard may terminate Executive’s employment under this Agreement for “cause,” which shall be defined herein as follows: (a) Executive’s material breach of this Agreement; (b) Executive’s negligence or insubordination in the performance or nonperformance (continuing for ten (10) days after receipt of written notice from The Orchard of the need to cure) of any of Executive’s assigned duties and responsibilities hereunder; (c) Executive’s dishonesty, fraud, misrepresentation or misconduct with respect to the business and affairs of The Orchard; (d) Executive’s violation of a material provision of The Orchard’s Code of Business Conduct or other written corporate policy; (e) Executive’s violation of any federal, state or local law or regulation applicable to The Orchard’s business; (f) Executive’s conviction of any felony crime; (g) Executive entering a plea of nolo contendere to a felony crime or any other crime involving any act of moral turpitude; (h) Executive’s misuse, misappropriation or embezzlement of funds or property belonging to The Orchard or any of its subsidiaries and affiliates; or (i) alcohol abuse or drug abuse by Executive which adversely affects the performance of his assigned duties and responsibilities hereunder or compromises the integrity and reputation of The Orchard, its employees or its services (any of the foregoing, “Termination for Cause”).
               7.4 Without Cause. This Agreement may be terminated by The Orchard thirty (30) days after the effective date of a written notice sent to Executive stating that

DMGI is terminating his employment, without cause, which notice can be given by The Orchard at any time after the Effective Date at The Orchard’s sole discretion, for any reason or for no reason (“Termination Without Cause”).
               7.5 For Good Reason. Executive may elect to terminate his employment with The Orchard on the effective date of a written notice sent to The Orchard from Executive stating that he is terminating employment for “good reason,” which shall be defined herein as follows: (a) Executive’s level of compensation (including Base Salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) is reduced without his consent; provided, however, that a reduction of Executive’s compensation in accordance with Section 6.1 will not constitute “good reason”; (b) Executive is required to relocate his principal office of employment with The Orchard outside of New York, NY without his consent; (c) The Orchard materially changes Executive’s role as a critical executive in the finance function as referenced and subject to the terms of the last sentence of Section 1 above; or (d) a breach by The Orchard of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice by Executive of such breach (“Termination for Good Reason”).
               7.6 Voluntary. This Agreement may be terminated by Executive on the effective date of a written notice sent to The Orchard from Executive stating that Executive is electing to terminate his employment with The Orchard without “good reason” as defined in Section 7.5 hereof (“ Voluntary Termination ”).
     8. Effect of Termination.
               8.1 Termination as a Result of Death. In the event of any termination of this Agreement pursuant to Section 7.1 hereof, no severance compensation is due to Executive’s estate; provided, however, that The Orchard will continue to pay accrued but unpaid salary, accrued vacation and any other accrued but unpaid benefits and unreimbursed expenses through the last day of the month in which Executive’s death occurs.
               8.2 Termination as a Result of Disability. In the event of any termination of this Agreement pursuant to Section 7.2 hereof, The Orchard shall continue to pay Executive his Base Salary under Section 6.1 hereof at Executive’s then-current salary and maintain his benefits under Section 6.2 hereof (i) through the remaining term of this Agreement which ends on the third anniversary of the Effective Date, or (ii) for six (6) months, whichever period is shorter. In the event of a disability termination pursuant to Section 7.2 hereof, Executive will not be eligible to receive any ongoing benefits subsequent to the effective date of termination, other than continued participation in any applicable The Orchard disability plan, nor will there be any proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs; provided, however, that The Orchard will continue to pay accrued but unpaid salary, accrued vacation and any other accrued but unpaid benefits and unreimbursed expenses through the last day of the month in which Executive’s termination occurs.
               8.3 Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 7.3 or 7.6 hereof, The Orchard shall pay Executive the compensation and benefits otherwise payable to Executive under Section 6 hereof through the date of termination, except that there will be no proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs.
               8.4 Termination Without Cause or for Good Reason. In the event of any termination of this Agreement pursuant to Sections 7.4 or 7.5 hereof:

          (a) The Orchard shall continue to pay Executive his Base Salary under Section 6.1 hereof at Executive’s then-current salary and maintain his benefits under Section 6.2 hereof (i) through the remaining term of this Agreement which ends on the third anniversary of the Effective Date, or (ii) for six (6) months, whichever period is shorter. If such benefits contemplated under Section 6.2 hereof cannot be maintained under the provisions and eligibility of the specific plans (see Section 8.6 below), then The Orchard shall pay during the post-termination period the cash equivalent of the company’s cost of benefits under any such company plan;
          (b) The Orchard will pay unreimbursed expenses and accrued vacation through the date of termination pursuant to Sections 6.4 and 6.5 of this Agreement;
          (c) For the fiscal year of termination, The Orchard shall pay the pro rata portion of the annual incentive bonus otherwise due to Executive pursuant to Section 6.3 hereof, such pro rata bonus amount to be determined at the sole discretion of the Compensation Committee of the Board of Directors based upon the targets, milestones, performance objectives and measurement criteria established for the fiscal year and The Orchard’s and Executive’s, as the case may be, actual performance against such targets, milestones, performance objectives and measurement criteria. Notwithstanding the forgoing, in the event of termination of this Agreement pursuant to Section 7.5, this subsection (c) will not be applicable unless The Orchard determines, in its reasonable judgment, that the Executive’s termination meets the requirements for Good Reason as set forth in Section 7.5.
          (d) The vesting of the Restricted Stock Award Agreement and the Stock Option Agreement that Executive enters into with The Orchard for the equity incentive awards set forth in Section 6.6 hereof shall, in the event of a termination of employment pursuant to Sections 7.4 or 7.5 hereof, be accelerated by six (6) months pursuant to the next to last sentence of Section 6.6. Notwithstanding the forgoing, in the event of termination of this Agreement pursuant to Section 7.5, this subsection (d) will not be applicable unless The Orchard determines, in its reasonable judgment, that the Executive’s termination meets the requirements for Good Reason as set forth in Section 7.5.
          (e) In all cases, post-termination payments to Executive will be reduced for applicable withholding taxes and will be payable on The Orchard’s normal payroll dates or bonus payment dates during the periods; provided, however, that if the total amount of the benefits available to Executive under this Section 8.4, either alone or together with other payments which Executive has the right to receive from The Orchard, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “ Code ”), then The Orchard shall pay to Executive at the time of termination an additional amount such that the net amount retained by Executive, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Executive under this Section 8.4 as originally determined prior to the deduction of the excise tax. All such amounts payable by The Orchard shall be paid within thirty (30) days of the Executive’s separation from service except as provided in Section 8.4(d). In the event of any termination of this Agreement pursuant to Sections 7.4 or 7.5, Executive shall have no duty or obligation whatsoever to seek similar or substitute employment or otherwise mitigate his damages.
          (f) If upon termination Executive is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) and the regulations promulgated thereunder, then the payments under Sections 8.4(a) and (c) will not begin sooner than the date that is six (6) months following the date of termination. In the event of a delay in payment provided under this Section 8.4(d), The Orchard shall, on the first day of the seventh month following such termination, pay Executive in a lump sum all amounts that would have been paid under Section 8.4(a) and (c)

through such date if such six-month delay had not occurred; provided, further that all such amounts payable by The Orchard under Section 8.4(c) shall be paid by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes or, in the case of a tax audit or litigation addressing the existence or amount of a tax liability, by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of audit or litigation are remitted to the taxing authority (or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).
          (g) Executive will only be deemed to have incurred a separation from service under Sections 8.2, 8.4 (a) and 8.4 (c) if it is reasonably anticipated that Executive will not provide significant services for The Orchard or an affiliate following such termination (a “Separation from Service”). Whether a termination of employment is considered a Separation from Service will be determined in accordance with Internal Revenue Code Section 409A, and such determination will be based upon the facts and circumstances surrounding the termination of employment. While Executive is on military leave, sick leave, or another bona fide leave of absence, the employment relationship is treated as continuing intact if the period of leave does not exceed six months, or, if longer, so long as Executive has a guaranteed right to return to employment either by law or by contract.
          (h) As a condition of receiving any payments described under Section 8.4, Executive agrees to execute, deliver and not to revoke (within the time period permitted by applicable law) a general release of The Orchard and its officers, directors, employees, and owners from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with The Orchard or this Agreement (including without limitation civil rights claims), in such form as requested by The Orchard (with the attached Exhibit A as an example of one such form), it being understood that such release shall not apply to Executive’s rights to any payments or benefits due under this Agreement or any employee benefit plan or program in which the Executive is a participant, any rights Executive may have to indemnification and to coverage under directors’ and officers’ liability and similar insurance maintained by The Orchard.
               8.5 Termination as a Result of Expiration of Agreement. If this Agreement is allowed to expire three (3) years from the Effective Date without being renewed or otherwise extended, then all the specific rights and obligations of the parties under this Agreement shall cease, including, without limitation, Executive’s obligations under Section 9, and Executive shall become an at-will employee of The Orchard subject to its human resources and other corporate policies and its Employee Handbook in effect at such time.
               8.6 Rights under the Stock Plan and Benefit Plans. In the event of termination and the requirement for any benefits to be provided under this Section 8, except as otherwise expressly provided herein, Executive’s rights hereunder and under the Stock Plan, which governs stock options and restricted stock awards, and all other benefit plans of general application, including The Orchard’s employee health and dental insurance coverage, shall be subject to and determined in accordance with the provisions and eligibility of those plans, the related award agreements and the provisions of applicable law.
     9. Covenant Not to Compete or Solicit.
               9.1 During the term of this Agreement and for a period of time thereafter equal to the longer of (a) twelve (12) months and (b) the period during which the Executive continues to be entitled to compensation or benefits pursuant to Section 8 hereof (the

“Non-Competition Period”), Executive shall not, other than on behalf of The Orchard or any entity owned by or directly affiliated with The Orchard, directly or indirectly, without the prior written consent of The Orchard: (i) engage in, anywhere in the United States or the world in which The Orchard or any of its affiliates and subsidiaries are conducting business (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of two and one-half percent (2.5%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in, a Competing Business Purpose (as defined below); or (ii) approach, contact or solicit clients or customers of The Orchard or any of its affiliates and subsidiaries, including content owners and channel outlets with which they have a relationship, in connection with a Competing Business Purpose. For purposes of this Agreement, “Competing Business Purpose” shall mean the acquisition of digital rights to Independently Owned Content (as defined below) (whether by purchase, license or through digital distribution arrangements), the processing of Independently Owned Content into digital format for placement in online music, mobile or video stores and other channel outlets, and the distribution of digital music and video content to online music, mobile or video stores and other channel outlets for purchase by consumers via electronic means such as transmissions, mobiletones and streaming. Notwithstanding anything to the contrary herein, a Competing Business Purpose shall not include the activities of any business unit or division of a major record label group (as of the date hereof, Sony BMG, Universal Music Group, Warner Music Group or EMI Recorded Music) or other entity, so long as the activities of such business unit or division are not related to the acquisition, processing or distribution of Independently Owned Content. For purposes hereof, “Independently Owned Content” means music content not owned or controlled by one of the four major record label groups and video content not owned or controlled by a major movie or television studio (as of the date hereof, Paramount Motion Pictures Group, Fox Filmed Entertainment, Sony Pictures Entertainment, NBC/Universal, Warner Brothers Entertainment, and Buena Vista Motion Pictures Group, together with the television production affiliates thereof).
          9.2 During the Non-Competition Period, Executive shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of The Orchard, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of The Orchard or any of their affiliates or subsidiaries to terminate his or her employment with The Orchard or such affiliate or subsidiary, for any purpose.
          9.3 The covenants contained in Sections 9.1 and 9.2 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 9.1 and Section 9.2, respectively. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
          9.4 All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against The Orchard, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by The Orchard of such covenants. Because of the difficulty of measuring economic loss to DMGI as a result of any breach of the covenants in this Section 9, and because of the immediate and potentially irreparable damage that could be caused to The Orchard for which it would have no other adequate remedy, Executive agrees that these covenants may be enforced by The Orchard in the event of a breach by him, by injunctions and/or restraining orders. It is further agreed by the parties that the covenants in this Section 9 impose a reasonable restraint on Executive in light of the activities and business of The Orchard on the date of execution of this Agreement and the current plans and The Orchard Executive also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A)  The Orchard is engaged in a highly competitive industry, (B) Executive has unique access to, and will continue to have access to, the trade secrets and know-how of The Orchard, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of The Orchard, and (C) in the event Executive’s employment with The Orchard is terminated, Executive should be able to obtain suitable and satisfactory employment without violation of this Agreement.
     10.  Return of DMGI Property. All records, documents, designs, patents, business plans, financial information, manuals, correspondence, memoranda, data bases, lists and other property delivered to or compiled by Executive by or on behalf of The Orchard or its representatives, vendors, customers, channel partners and acquisition targets which pertain to the business of The Orchard shall be and remain the property of The Orchard and be subject at all times to its discretion and control. Upon termination of Executive’s employment for any reason, all such material which has been collected or accumulated by Executive shall be delivered promptly to The Orchard without request by it.
     11. Miscellaneous.
               11.1 Arbitration. Executive and The Orchard agree that any unresolved dispute, controversy or claim arising out of, or relating to, this Agreement or any alleged breach hereof shall be settled exclusively by binding arbitration, provided, however, that The Orchard and Executive retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration proceedings shall be conducted in New York, NY, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time. The arbitrator(s) shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator(s) shall have the authority to order back pay, severance compensation, vesting of options or other restricted equity awards (or cash compensation in lieu of vesting), reimbursement of costs, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that The Orchard has breached this Agreement. The arbitrator(s) shall have the authority to order reimbursement of costs and any damages actually sustained by The Orchard, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that Executive has breached this Agreement. A decision by the arbitrator or a majority of the members of an arbitration panel (not to exceed three (3) arbitrators) shall be final and binding, and judgment upon the determination or award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The direct expense of any arbitration proceeding shall initially be borne by The Orchard, but the arbitrator(s) shall have the authority to reallocate such cost among the parties upon conclusion of the proceedings.
               11.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.
               11.3 Remedies. The Orchard and Executive acknowledge that the service to be provided by Executive is of a special, highly skilled, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive hereby consents and agrees that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Sections 3, 4, 5, 9 and 10 hereof, a restraining order and/or injunction may be issued against Executive, in addition to any other rights and remedies The Orchard may have, at law or equity, including without limitation the recovery of money damages.
               11.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.
               11.5 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Orchard may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes The Orchard’s obligations hereunder.
               11.6 Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law or by The Orchard’s company policy and practice.
               11.7 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with The Orchard, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto, whether verbal or in writing.
               11.8 Amendment. This Agreement may not be amended or modified, except by an agreement in writing executed by both parties hereto and approved by the Board of Directors of The Orchard or its Compensation Committee.
               11.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other party:

If to The Orchard:	The Orchard Enterprises, Inc.
100 Park Avenue
Second Floor
New York, NY 10017
Attention: Chairman of the Board of Directors
Facsimile: (212) 201-9292

With a copy to:	Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: David M. Grimes
Antone P. Manha, Jr.
Facsimile: (212) 521-5450

If to Executive:	Nathan Fong
208 Melbourne Road
Great Neck, New York 11021
               11.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.
               11.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.
               11.12 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.
               11.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.
               11.14 Code Section 409A. The Company and Executive agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code. Accordingly, the parties agree that during the period ending on December 31, 2008 (or such later date as set forth by the Internal Revenue Service for good faith compliance with guidance relating to Section 409A of the Code), the parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of Code; provided, however, that nothing contained in this Section 11.14 shall be deemed to require the Company to incur any material compensation expense in excess of that which would be incurred by it in the absence of this Section 11.14.

     IN WITNESS WHEREOF, The Orchard and Executive have executed this Agreement as of the date first above written.

	THE ORCHARD ENTERPRISES, INC.	EXECUTIVE

By:	/s/ Greg Scholl	/s/ Nathan Fong
Name:	Greg Scholl	Nathan Fong
Title:	President & CEO

Exhibit A- Form of Termination Agreement
Date:
Dear                     :
     As discussed with you, your last day of work and the effective termination date of your employment with The Orchard Enterprises, Inc. (the “Company”), is                     (“Termination Date”). This letter, when executed by both parties, shall serve as a termination agreement (“Agreement”) between you and the Company. Please review the terms set forth below.
1. Employee Benefits
     Please be aware that, pursuant to COBRA, you will be entitled to continue certain health benefits as noted in Exhibit A, provided that you take the steps described in the Exhibit.
2. Release
     By signing this Agreement, you release the Company from any known or unknown claims that you may have against the Company.
     You are giving this release on behalf of yourself and your heirs, personal representatives, assigns or any other person who could make a claim based upon your employment relationship with the Company.
     The release applies to the Company and its past and present subsidiaries and affiliates, as well as the past and present directors, officers, agents, attorneys, employees, successors and assigns of any of them. These parties are together called the “Released Parties” in this Agreement. The release also includes any employee benefit plans or funds sponsored or administered by the Company (except that it does not apply to claims for vested benefits, if any, arising from Company-sponsored retirement plans).
     This is a general and complete release that applies to any claim, known or unknown and waives any claim to further compensation or benefits. It includes claims relating to your employment with and termination of employment with the Company.
     This release specifically applies to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Worker’s Benefit Protection Act and any collective bargaining agreement, any claims for attorneys fees, and any claims arising under any and all other federal, state and local laws and under federal or state common law, including claims in contract and tort. It does not apply to any claim that arises after you sign this Agreement, and it does not include claims that cannot be released as a matter of law.
     You acknowledge that this Agreement includes, without limitation, claims that you do not know or suspect to exist in your favor at the time of execution hereof and that this Agreement has been executed with the express intention of extinguishing all known and unknown claims.
     You represent that you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against any of the Released Parties, or any portion thereof or interest therein.
     You agree to permanently withdraw with prejudice all claims, if any, you have filed against any Released Party. You agree never to seek any damages based on the claims released in this Agreement.

     In consideration for signing this agreement, you will be paid severance equal to ___ months of pay at your current salary.
3. Employee Covenants
You acknowledge that you will remain bound by any confidentiality, nondisclosure or non-competition agreements you have with the Company. Any such agreements are incorporated herein by reference. Without limitation of anything contained in such agreements, at all times hereafter, you will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), unless an officer of the Company expressly authorizes such in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its parents, subsidiaries, affiliated entities, customers and suppliers, including but not limited to information relating to Company’s record label clients and on-line customers, business plans and strategies, products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, data, programs, other works of authorship, and plans for research and development.
You acknowledge and agree that solely by reason of your employment by the Company, you have come into contact with the Company’s record label clients, on-line customers, distributors, suppliers and employees and have had access to Confidential and Proprietary Information regarding the Company’s clients, customers, distributors and suppliers. Consequently, you covenant and agree that for a period of one (1) year after the date of execution of this Agreement, you will not, directly or indirectly, individually or on behalf of others, solicit a client, customer, distributor, supplier or employee of the Company (except on behalf of the Company).
     You agree never to use or disclose any Company information or trade secrets concerning the operations, future plans or business methods of the Company.
     You agree not to criticize the Company or any of its officers, directors, employees, shareholders, affiliates or agents. The Company also agrees that none of its officers or directors will criticize you.
     You agree that the terms of this Agreement are confidential and shall not be disclosed to any third party, with the exception of your attorneys or financial advisors, or as required by law or in order to enforce the terms of this Agreement. In the event that you are ordered to disclose information regarding this Agreement to a court, you agree to give the Company prompt notice of such court order so that the Company can take appropriate action.
     You agree that the Company would be irreparably harmed by any actual or threatened violation of the Employee Covenants described in this section, and that the Company will be entitled to an injunction prohibiting you from committing such violation.
4. Tender Back
     You agree that in the event of any breach of this Agreement, including but not limited to, your bringing any claim against any Released Party, you will immediately repay all or any portion of the payments made to you hereunder, and the Company will have no obligation to make any further payments to you under this Agreement, provided, however, that these provisions do not apply to any claims brought pursuant to the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, or other claims for which tender back may be prohibited under applicable law.
5. Expenses
     The Company will reimburse you for all reasonable business expenses incurred through the Termination Date upon proper presentation of supporting documentation, provided that appropriate expense reports have been submitted no later than one (1) weeks following the Termination Date.
6. Company Property
     You agree that all Company property, including but not limited to credit cards, keys, documents, software,

computer data, records, or any other materials, will be returned without destruction or other damage no later than the Termination Date.
7. Non-Admission
     You agree that this Agreement is not an admission of guilt or wrongdoing by the Released Parties, and acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.
8. Full Disclosure
     You acknowledge that you have disclosed to the Company any information you have concerning any conduct involving the Company that you have reason to believe may be unlawful or involve any false claims to the United States or any other government having jurisdiction over the Company. You promise to cooperate fully and voluntarily in any investigation the Company undertakes into matters occurring during your employment with the Company, and you agree not to disclose to anyone who is not assisting the Company with the investigation, other than your attorney, the fact of or the subject matter of the investigation, except as required by law. You will accommodate your schedule to cooperate with the Company and promptly provide such information. You acknowledge that nothing in this Agreement prevents you from cooperating with any U.S. government investigation.
10. Revocation of Agreement
     You understand that you may revoke this Agreement in writing within seven (7) days after you sign it, and the Agreement shall not become effective or enforceable until the end of the seven-day period. To be effective, before the end of the seven-day period, you must deliver, or fax and mail, your written revocation to the Company, to the attention of the first Company representative signing this Agreement using the contact information listed below the representative’s signature. If you revoke this Agreement, the Company shall have no obligations under this Agreement.
11. Arbitration
     You and the Company agree to resolve any claims we may have with each other or that you have with any other released party (Arbitrable Dispute) through final and binding arbitration in accordance with the rules of the American Arbitration Association. This arbitration agreement applies first to any disputes about the validity, interpretation or effect of this Agreement or alleged violations of it. If it is finally determined by an arbitrator or the Courts that the Agreement is unenforceable, any claim against the Company, including claims of discrimination under federal, state or local law, must also be arbitrated. Arbitration shall be the exclusive remedy for any Arbitrable Dispute and any arbitration will take place at the office of the American Arbitration Association closest to your place of work for the Company. This section does not limit the Company’s right to seek and obtain an injunction pursuant to Paragraph 4.
12. Fee-Shifting
     In the event of litigation or arbitration concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs incurred by it, including such party’s reasonable attorneys’ fees and reasonable compensation for the services of its internal personnel, provided however that this provision shall not apply to any claims brought pursuant to the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.
13. Other Important Provisions
     This is the entire agreement between you and the Company. This Agreement may not be modified in any manner except in writing signed by both you and an authorized Company official. You acknowledge that the Company has made no representations or promises to you other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.
     This Agreement binds your heirs, administrators, personal representatives, executors, successors and assigns, and will apply to the benefit of all Released Parties and their respective heirs, administrators, personal representatives, executors, successors and assigns.
     This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against you or any released party. This Agreement shall be governed by the statutes and common law of the State of New York.

By:
Greg Scholl
President & CEO The Orchard 100 Park Ave., 2nd Fl. NY, NY 10017 1-212-201-9280

ACKNOWLEDGMENT
     I have read this Agreement consisting of five pages (exclusive of attachments), I understand its contents, and I willingly, voluntarily and knowingly accept and agree to the terms and conditions of this Agreement. I acknowledge that I was advised to consult with an attorney prior to executing this Agreement.

[Date]
“EXHIBIT A”
** CONTINUATION HEALTH CARE COVERAGE RIGHTS UNDER COBRA**
Introduction
               (a) The right to COBRA continuation coverage was created by a federal law, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). COBRA continuation coverage can become available to you and to other members of your family who are covered under the Plan when you would otherwise lose your group health coverage. This notice generally explains COBRA continuation coverage, when it may become available to you and your family, and what you need to do to protect the right to receive it. This notice gives only a summary of your COBRA continuation coverage rights. For more information about your rights and obligations under the Plan and under federal law, you should either review the Plan’s Summary Plan Description or get a copy of the Plan Document from the Plan Administrator.
The Plan Administrator is Jeff Nimerofsky, The Orchard Enterprises, Inc., 100 Park Avenue, 2nd floor, New York, NY 10017.
The Plan Administrator is responsible for administering COBRA continuation coverage.
          11.14.2 What is continuation coverage?

Federal law requires that most group health plans (including this Plan) give employees and their families the opportunity to continue their health care coverage when there is a “qualifying event” that would result in a loss of coverage under an employer’s plan. Depending on the type of qualifying event, “qualified beneficiaries” can include the employee covered under the group health plan, a covered employee’s spouse, and dependent children of the covered employee.
Continuation coverage is the same coverage that the Plan gives to other participants or beneficiaries under the Plan who are not receiving continuation coverage. Each qualified beneficiary who elects continuation coverage will have the same rights under the Plan as other participants or beneficiaries covered under the Plan. Specific information describing continuation coverage can be found in the Plan’s summary plan description (SPD), which can be obtained from Jeff Nimerofsky, The Orchard Enterprises, Inc., 100 Park Avenue, 2nd floor, New York, NY 10017.
How long will continuation coverage last?
In the case of a loss of coverage due to end of employment or reduction in hours of employment, coverage may be continued for up to 18 months. However, this coverage may be extended for a limited time due to disability or another qualifying event.
In the case of losses of coverage due to an employee’s death, divorce or legal separation, the employee’s enrollment in Medicare or a dependent child ceasing to be a dependent under the terms of the plan, coverage may be continued for up to 36 months.
Continuation coverage will be terminated before the end of the maximum period if any required premium is not paid on time, if a qualified beneficiary becomes covered under another group health plan that does not impose any pre-existing condition exclusion for a pre-existing condition of the qualified beneficiary, if a covered employee enrolls in Medicare, or if the employer ceases to provide any group health plan for its employees. Continuation coverage may also be terminated for any reason the Plan would terminate coverage of a participant or beneficiary not receiving continuation coverage (such as fraud).
     11.14.3 How can you elect continuation coverage?
Each qualified beneficiary listed on page one of this notice has an independent right to elect continuation coverage. For example, both the employee and the employee’s spouse may elect continuation coverage, or only one of them. Parents may elect to continue coverage on behalf of their dependent children only. A qualified beneficiary must elect coverage by the date specified on the Election Form. Failure to do so will result in loss of the right to elect continuation coverage under the Plan. A qualified beneficiary may change a prior rejection of continuation coverage any time until that date.
In considering whether to elect continuation coverage, you should take into account that a failure to continue your group health coverage will affect your future rights under federal law. First, you can lose the right to avoid having pre-existing condition exclusions applied to you by other group health plans if you have more than a 63-day gap in health coverage, and election of continuation coverage may help you not have such a gap. Second, you will lose the guaranteed right to purchase individual health insurance policies that do not impose such pre-existing condition exclusions if you do not get continuation coverage for the maximum time available to you. Finally, you should take into account that you have special enrollment rights under federal law. You have the right to request special enrollment in another group health plan for which you are otherwise eligible (such as a plan sponsored by your spouse’s employer)

within 30 days after your group health coverage ends because of the qualifying event listed above. You will also have the same special enrollment right at the end of continuation coverage if you get continuation coverage for the maximum time available to you.
          11.14.4 How much does continuation coverage cost?
Generally, each qualified beneficiary may be required to pay the entire cost of continuation coverage. The amount a qualified beneficiary may be required to pay may not exceed 102 percent of the cost to the group health plan (including both employer and employee contributions) for coverage of a similarly situated plan participant or beneficiary who is not receiving continuation coverage (or, in the case of an extension of continuation coverage due to a disability, 150 percent).
          11.14.5 When and how must payment for continuation coverage be made?
First payment for continuation coverage
If you elect continuation coverage, you do not have to send any payment for continuation coverage with the Election Form. However, you must make your first payment for continuation coverage within 45 days after the date of your election. (This is the date the Election Notice is post-marked, if mailed.) If you do not make your first payment for continuation coverage within that 45 days, you will lose all continuation coverage rights under the Plan.
Your first payment must cover the cost of continuation coverage from the time your coverage under the Plan would have otherwise terminated up to the time you make the first payment. You are responsible for making sure that the amount of your first payment is enough to cover this entire period. You may contact Jeff Nimerofsky, the Plan Administrator, to confirm the correct amount of your first payment.
Periodic payments for continuation coverage
After you make your first payment for continuation coverage, you will be required to pay for continuation coverage for each subsequent month of coverage. Under the Plan, these periodic payments for continuation coverage are due on the first of the month. If you make a periodic payment on or before its due date, your coverage under the Plan will continue for that coverage period without any break. The Plan will not send periodic notices of payments due for these coverage periods.
Keep Your Plan Informed of Address Changes
In order to protect your family’s rights, you should keep the Plan Administrator informed of any changes in the addresses of family members. You should also keep a copy, for your records, of any notices you send to the Plan Administrator.
          11.14.6 For More Information
This notice does not fully describe continuation coverage or other rights under the Plan. More information about continuation coverage and your rights under the Plan is available in your summary plan description or from the Plan Administrator. You can get a copy of your summary plan description from: Jeff

Nimerofsky, The Orchard Enterprises, Inc., 100 Park Avenue, 2nd floor, New York, NY 10017, tel: 212-201-9280.
For more information about your rights under ERISA, including COBRA, the Health Insurance Portability and Accountability Act (HIPAA), and other laws affecting group health plans, contact the U.S. Department of Labor’s Employee Benefits Security Administration (EBSA) in your area or visit the EBSA web site at www.dol.gov/ebsa.
Plan Contact Information

Aetna Member Services—Medical	888.802.3862
Aetna Member Services—Dental	877.238.6200
VSP	www.vsp.com
The Orchard
100 Park Avenue, 2nd floor
New York, NY 10017
Attn: Jeff Nimerofsky

Date:
               (a) HEALTH INSURANCE TERMINATION
               (b)
Dear                     :
Please complete the attached, “Election Form” in order to continue your health care coverage under COBRA. If you do not elect to continue your health care coverage by completing the enclosed “Election Form” and returning it to us, your coverage under the Plan will end due to the termination of your employment.
Each of the following persons is entitled to elect to continue health care coverage under the Plan:
-Employee:
-Spouse (or former spouse of employee):
-Dependent children:
You [and/or, as appropriate, your spouse, and dependent children] are entitled to continue your health care coverage for up to thirty-six (36) months. In order to maintain your current level of Medical Coverage, your monthly continuation coverage will cost:
$                     (medical, dental and vision for yourself only/and spouse/and family).
Important — To elect continuation coverage you MUST complete the enclosed “Election Form” and return it to us. You may mail it to the address shown on the Election Form. The completed Election Form must be post-marked by                     . If you do not submit a completed Election Form by this date, you will lose your right to elect continuation coverage.
               (a) COBRA Continuation Coverage Election Form
(This page is to be completed and returned if COBRA coverage is requested.)

Important: This form must be completed and returned by mail, post-marked no later than                     . Send completed form to:
The Orchard Enterprises, Inc.
100 Park Avenue, 2nd floor
New York, NY 10017
Attn: Jeff Nimerofsky

I (We) elect to continue our medical coverage in The Orchard Enterprises, Inc. health insurance plan (the Plan) as indicated below:

Full Legal Name	Date of Birth	Relationship to Employee	Social Security No.

Signature	Date

Print Name	Relationship to individual(s) listed above

Print Address	Telephone number

Email address